FOR IMMEDIATE RELEASE                             Contact: Bettie Colombo
561-838-1711

Florida Public Utilities Company Acquires Atlantic Utilities
WEST PALM BEACH, Florida (December 17, 2001) - Florida Public Utilities Company (AMEX:FPU) announced today they have acquired the operating assets of Atlantic Utilities from Texas-based Southern Union Company (NYSE: SUG) in a cash transaction. Based in New Smyrna Beach, Fla., Atlantic Utilities, dba South Florida Natural Gas and Atlantic Gas Corporation, distributes natural and propane gas to over 6,200 customers. Additional Florida operations are located in Lauderhill and Dunnellon.

"This acquisition provides us with an excellent opportunity to expand our natural and propane gas services into growing Florida markets. We have a successful operation in Central Florida, headquartered in DeBary, and are pleased to enlarge our service area into eastern Volusia County," said
Jack English, Florida Public Utilities Company President and Chief Executive Officer. In addition, English stated that one of the strategic benefits to the acquisition was the opportunity to establish a presence in the propane industry in Broward and Marion Counties. "The acquisition will help Florida Public Utilities Company achieve our long-term goals," English said.

Florida Public Utilities Company provides safe, reliable and competitively priced energy and water services to communities in growing markets throughout Florida. The Company provides natural and propane gas service in Palm Beach, Volusia and Seminole Counties; electric, water and propane gas service in Nassau County; propane gas service in Broward, Duval and Marion Counties and electric service in Jackson, Calhoun and Liberty Counties.

This release contains forward looking information that is intended to qualify for the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based on reasonable assumptions, actual results could differ materially from those currently anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the effects of regulatory actions, competition, future economic conditions and weather.

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